Exhibit 99.2

Cendant Corporation Announces the Promotion of David Wyshner to Vice Chairman and Chief Financial Officer of the Company’s Travel Content Division

NEW YORK, July 28, 2005—Cendant Corporation (NYSE: CD) today announced that its Executive Vice President & Treasurer, David B. Wyshner, has been promoted to vice chairman and chief financial officer of the Company’s Travel Content Division (TCD), reporting to TCD Chairman and Chief Executive Officer, Stephen P. Holmes. Mr. Wyshner will transition into this new role during the summer, and the Company expects to fill the treasurer post during this period.

Cendant’s Travel Content Division includes the Company’s Avis and Budget vehicle rental operations, its RCI timeshare exchange company, franchised lodging brands such as Ramada and Days Inn, a leading marketer of vacation rental properties in Europe, and the largest timeshare sales and development business in the United States.

Mr. Wyshner will be responsible for coordinating all of the division’s financial activities, with oversight of the division’s controllers; its mergers and acquisitions strategy and execution; and customer contact centers. In addition, he will play an integral role in helping to manage the day-to-day operations of the division.

“With Cendant’s transition to a ‘pure play’ travel and real estate company complete, the focus on operations becomes ever more important,” said Ron Nelson, Cendant’s president and chief financial officer. “To continue building for the future, we need to develop our best talent and ensure that they are exposed to all parts of the company. David has handily succeeded in every corporate finance role he has undertaken. This new position brings together his considerable financial expertise with his intimate knowledge of the business to fill an important operating role that I am certain will be marked by considerable accomplishment and success in the future. Furthermore, his promotion illustrates our very strong commitment and conscious effort to leverage our internal talent. By moving outstanding individuals such as David into operations positions of increasing responsibility, we further broaden and diversify their skills and ultimately benefit the Company and its shareholders.”

Mr. Wyshner joined Cendant in 1999 from Merrill Lynch & Co., where he was a vice president in the investment banking division, specializing in corporate finance and mergers and acquisitions.

About Cendant Corporation
Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com.

Media Contacts:	Investor Contacts:
Elliot Bloom	Sam Levenson
212-413-1832	212-413-1834

Kelli Segal	Henry A. Diamond
212-413-1871	212-413-1920